SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: September 4, 2003

Constar International Inc.

(Exact name of registrant as specified in charter)

Delaware	000-16496	13-1889304
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way, Philadelphia, PA	(215) 552-3700	19154
(Address of Principal Executive Offices)	(Registrant’s telephone number, including area code)	(Zip Code)

Item 9.	Regulation FD Disclosure.

The following guidance is furnished pursuant to Regulation FD.

Constar International Inc. intends to implement a restructuring plan under which it will close its facilities in Reserve, Louisiana and Birmingham, Alabama. Production at these locations will be relocated to other Constar manufacturing facilities. As a result of the closings Constar expects to record an aggregate restructuring charge of approximately $15.5 million in the third and fourth quarters of 2003. Of this charge approximately $7.5 million represents a write-off of fixed assets and is non-cash in nature. The remaining $8.0 million is a cash restructuring charge. Approximately 115 positions will be eliminated at the affected facilities. The Company expects to realize cost savings as a result of the restructuring that will improve annual EBITDA beginning in 2004 by approximately $5 million to $7 million. The Company defines EBITDA as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. An aggregate investment in capital assets of approximately $8.0 million will be made in the third and fourth quarters of 2003 to implement the restructuring. This reflects the cost of reconfiguring equipment from the affected facilities, moving the equipment to new facilities and reinstalling the equipment.

In 2003 the Company expects to spend between $48 million and $52 million on capital expenditures including the capital to support the restructuring. For the full year the company expects to realize EBITDA and adjusted EBITDA as follows:

In Millions
EBITDA	$(141.0) –$(136.0)
Add:
Restructuring Cash	$8.0
Restructuring Non-cash	$7.5
Goodwill Impairment Loss	$183.0

Adjusted EBITDA	$57.5–$62.5

The adjustments to EBITDA shown above may not be comparable to adjusted EBITDA as defined by other companies. The Company believes that EBITDA is a measure commonly used by investors to evaluate operating performance and that investors would find the above adjustments useful in evaluating the impact of the goodwill impairment and the Company’s proposed restructuring on the Company’s results of operations.

The Company has engaged Citigroup and Deutsche Bank to investigate financing alternatives for the future.

Except for historical information, all information in this filing consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring the Company’s proprietary technologies and know-how; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to control costs; the Company’s ability to achieve improved utilization on its equipment; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; the Company’s debt levels and its ability to refinance and service existing debt; the Company’s ability to comply with restrictive covenants contained in the instruments governing its indebtedness or obtain waivers if not in compliance; the Company’s ability to realize the expected benefits of the restructuring and to complete the restructuring at its expected costs; the success of the Company’s customers in selling their products in their markets; the Company’s customers purchasing volumes that do not fall short of projections delivered to the Company; risks associated with the Company’s international operations; legal and regulatory proceedings and developments; general economic and political conditions; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to compete successfully against competitors; and the other risks identified from time to time in the Company’s SEC filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 4, 2003	CONSTAR INTERNATIONAL INC. By: /s/ JAMES C. COOK Name: James C. Cook Title: Executive Vice President and Chief Financial Officer